UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2005

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY		12212
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (518) 464-0279

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 11, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Albany Molecular Research, Inc. (the “Company”) approved the grant of restricted common stock to certain executive officers of the Company.  The awards were made pursuant to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”).  The Compensation Committee made an award of 10,000 shares of restricted common stock to each of Mark T. Frost (Chief Financial Officer), James Grates (Vice President, Operations) and Michael Trova, Ph.D. (Senior Vice President, Chemistry).  The closing sale price of the Company’s common stock on the grant date was $8.53.

The restricted stock awards vest over a five-year period, with 60% of the shares vesting on the third anniversary of the grant date, 20% of the shares vesting on the fourth anniversary of the grant date and 20% of the shares vesting on the fifth anniversary of the grant date, provided that all unvested shares will vest immediately upon a “change of control” of the Company as defined in the Plan.  The recipients will be entitled to vote and receive dividends on the shares prior to vesting.  If the recipient’s employment with the Company is terminated for any reason prior to full vesting of the restricted shares, unless otherwise determined by the Compensation Committee, all unvested shares will be forfeited to the Company.

The foregoing description of the restricted stock awards does not purport to be complete and is qualified in its entirety by reference to the Plan and the form of Restricted Stock Award Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit 10.1               Form of Restricted Stock Award Agreement under 1998 Stock Option and Incentive Plan

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2005	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Mark T. Frost
Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1               Form of Restricted Stock Award Agreement under 1998 Stock Option and Incentive Plan